Exhibit 99.2

Contact:	Paul Thibeau
ILFC Communications
+1 310 788-1999
pthibeau@ilfc.com
ILFC NAMES FRED CROMER PRESIDENT
LOS ANGELES — March 31, 2011 — International Lease Finance Corporation (ILFC), a wholly-owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today the promotions of Fred Cromer to President and Philip Scruggs to Executive Vice President. The company also announced that Alan Lund, who has served as Vice Chairman and President, has retired as President but will remain as Vice Chairman and member of the company’s board of directors.
ILFC Chief Executive Officer, Henri Courpron commented, “Fred has significant experience in commercial aviation and demonstrated success and expertise in ILFC’s aircraft financing. His leadership and ability to successfully adapt our business through challenging economic times will contribute greatly to ILFC’s strategic future in the industry.”
An airline industry veteran with 17 years of experience, Mr. Cromer joined ILFC in 2008 and has served as Chief Financial Officer since March 2010. As President and Chief Financial Officer, he will head the corporate finance, planning, and operations departments.
Courpron continued, “ILFC thanks Alan Lund for the astute and gracious leadership he has demonstrated for nearly three decades. We look forward to his ongoing vigilance and advice as a continuing member of our board of directors.”
Mr. Lund will serve as a special advisor to the senior executive team through June of this year. He joined ILFC in 1982 and has since held numerous management roles including Executive Vice President, Chief Financial Officer, and Chief Operating Officer.
The company also has promoted Philip Scruggs to Executive Vice President. An ILFC veteran of 17 years, Mr. Scruggs adds the title of Executive Vice President to his current role as Chief Marketing Officer. He will continue to manage the company’s global marketing activity, along with pricing, credit and contract administration.
“In promoting Phil to Executive Vice President, ILFC recognizes the important value he brings to our company and to our customers around the world. Phil is innovative and passionate about creating solutions for our customers and driving ILFC’s leasing business forward with integrity and commitment to excellence,” stated Courpron.
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ILFC Names Fred Cromer to President
March 31, 2011
Page two
About ILFC
ILFC is the international market leader in the leasing and remarketing of commercial jet aircraft to airlines around the world. The people of ILFC have a strong commitment to aviation and its role in building relationships across the globe that drive innovation, prosperity, and understanding. ILFC currently owns a portfolio consisting of approximately 930 jet aircraft.
About AIG
American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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10250 Constellation Blvd., Suite 3400, Los Angeles, CA 90067 ● Tel: (310) 788-1999 Fax: (310) 788-1990